RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

P R O S P E C T U S

                           Merrill Lynch & Co., Inc.

                        5 1/4% Stock Return Income Debt
                       Securities SM due August 23, 2000
                            "STRIDES SM Securities"
                Linked to the value of the Nasdaq-100 Index(R)
                         $10 principal amount per unit


         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the STRIDES Securities.

The STRIDES Securities:
o Interest on the STRIDES Securities at a rate of 5 1/4% per year is payable on February 23 and August 23 of each year.
o   Senior unsecured debt securities of Merrill Lynch & Co., Inc.
o   Linked to the value of the Nasdaq-100 Index
o The STRIDES Securities are listed on the American Stock Exchange under the symbol "NML".

Payment at Maturity:
o On the maturity date, for each unit of the STRIDES Securities you own, you will receive accrued and unpaid interest. In addition, we will pay you the lesser of $12.50 and an amount based on the percentage change in the value of the index, as described in this prospectus.


    Investing in the STRIDES Securities involves risks, including the risk that you may receive less than the price you paid for your STRIDES.
          See "Risk Factors" beginning on page 5 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the STRIDES Securities will be the prevailing market price at the time of sale.

                           -------------------------

                              Merrill Lynch & Co.

                           -------------------------



                 The date of this prospectus is June 24, 1999.



"Stock Return Income DEbt Securities" and "STRIDES" are service marks owned by Merrill Lynch & Co., Inc. "Nasdaq", "Nasdaq-100" and "Nasdaq-100 Index" are trademarks, trade names or service marks owned by The Nasdaq Stock Market, Inc.



                               TABLE OF CONTENTS

                                                                          Page

SUMMARY INFORMATION --Q&A...................................................3

RISK FACTORS................................................................5

MERRILL LYNCH & CO., INC....................................................8

RATIO OF EARNINGS TO FIXED CHARGES..........................................9

DESCRIPTION OF THE STRIDES SECURITIES......................................10

THE INDEX..................................................................18

OTHER TERMS................................................................22

WHERE YOU CAN FIND MORE INFORMATION........................................25

INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................26

PLAN OF DISTRIBUTION.......................................................26

EXPERTS....................................................................27



                         SUMMARY INFORMATION -- Q&A

         This summary includes questions and answers that highlight selected information from this prospectus to help you understand the STock Return Income DEbt Securities SM or STRIDES SM Securities due August 23, 2000. You should carefully read this prospectus to fully understand the terms of the STRIDES Securities, the Nasdaq-100 Index as well as the tax and other considerations that are important to you in making a decision about whether to invest in the STRIDES Securities. You should, in particular, carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the STRIDES Securities is appropriate for you.

What are the STRIDES Securities?

         The STRIDES Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The STRIDES Securities rank equally with all of our other unsecured and unsubordinated debt. The maturity date of the STRIDES Securities is August 23, 2000. We cannot redeem the STRIDES Securities at any earlier date.

         Each unit of the STRIDES Securities represents $10 principal amount of the STRIDES Securities. You may transfer the STRIDES Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we issued the STRIDES Securities in the form of a global certificate, held by The Depository Trust Company, known as DTC, or its nominee. Direct and indirect participants in DTC record beneficial ownership of the STRIDES Securities by individual investors. You should refer to the section "Description of the STRIDES Securities--Depositary" in this prospectus.

When will you receive interest?

         You will receive interest payments on the STRIDES Securities at a rate of 5 1/4% per year of the principal amount of each unit, on February 23 and August 23 of each year, beginning August 23, 1999.

What will you receive on the maturity date?

         On the maturity date, for each unit of the STRIDES Securities that you own, in addition to accrued and unpaid interest, we will pay you an amount equal to the "Redemption Amount" which will equal the lesser of:

     o   $12.50 (the "Capped Value"); and

                Ending Value
     o   $10x  --------------
                Starting Value

         "Starting Value" equals 1,891.37.

         "Ending Value" means the average of the values of the index at the close of the market on five business days shortly before the maturity date. We may calculate the Ending Value by reference to fewer than five or even by reference to a single day's closing value if, during the period prior to the maturity date, there is a disruption in the trading of the stocks included in the index or futures or options relating to the index.

         You should understand that the opportunity to participate in the possible increases in the value of the index through an investment in the STRIDES Securities is limited because the amount that you receive on the maturity date will never exceed the Capped Value, which represents an appreciation of 25% over the initial price of the STRIDES Securities. However, in the event that the value of the Index declines over the term of the STRIDES Securities, you will realize the entire decline in value of the STRIDES Securities and may therefore lose a part of your initial investment in the STRIDES Securities. For more information about risks associated with the STRIDES Securities, please see the section entitled "Risk Factors" in this prospectus.

         For more specific information about the determination of the Ending Value and the Redemption Amount, please see the sections entitled "Description of the STRIDES Securities--Payment at Maturity" and "--Examples of Redemption Amount Calculations" in this prospectus.

Who publishes the index and what does the index measure?

         The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded of non-financial companies listed on the Nasdaq National Market tier of the Nasdaq Stock Market. The index is currently calculated and published by The Nasdaq Stock Market, Inc.

         Please note that an investment in the STRIDES Securities does not entitle you to any ownership interest in any of the stocks included in the index.

How has the index performed historically?

         Tables showing the closing value of the index on the last business day of each month from January 1989 through February 1999 are provided in the section entitled "The Index--Historical Data" in this prospectus. We have provided this historical information to help you evaluate the behavior of the index in various economic environments; however, past performance of the index is not necessarily indicative of how the index will perform in the future.

What about taxes?

         The U.S. Federal income tax consequences of an investment in the STRIDES Securities are complex and uncertain. Pursuant to the terms of the STRIDES Securities, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a STRIDES Security for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire cash equivalent to the Redemption Amount. Under this characterization of the STRIDES Securities, for U.S. Federal income tax purposes, you will include payments of interest on the STRIDES Securities in income in accordance with your regular method of tax accounting. You should be required to recognize gain or loss to the extent that you receive cash on the maturity date.

Are the STRIDES Securities listed on a stock exchange?

         The STRIDES Securities are listed on the American Stock Exchange under the trading symbol "NML".

What is the role of MLPF&S?

         MLPF&S, our subsidiary, was the underwriter for the offering and sale of the STRIDES Securities.

         MLPF&S also is our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount. In some circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section "Merrill Lynch & Co., Inc." in this prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus.

Are there any risks associated with an investment in the STRIDES Securities?

         Yes, an investment in the STRIDES Securities is subject to certain risks. Please refer to the section entitled "Risk Factors" in this prospectus.



                                 RISK FACTORS

         Your investment in the STRIDES Securities will involve risks. You should consider carefully the following discussion of risks before investing in the STRIDES Securities. In addition, you should reach an investment decision with regard to the STRIDES Securities only after consulting with your legal and tax advisers and considering the suitability of the STRIDES Securities in the light of your particular circumstances.

The STRIDES Securities are unlike typical debt or equity securities

         The STRIDES Securities combine features of equity and debt instruments. For example, like an equity instrument, your return will be based on the appreciation of the stocks included in the index as reflected in the closing value of the index. However, as a holder of the STRIDES Securities, you will not be entitled to receive dividends that would be payable on these underlying stocks if you had made a direct investment in the underlying stocks. In addition, like a debt instrument, you will receive a fixed interest payment on your STRIDES Securities on each interest payment date. However, the terms of the STRIDES Securities differ from the terms of ordinary debt securities in that the amount payable on the maturity date is not a fixed amount, but is based on the closing value of the index, limited to the maximum amount of $12.50.

Your investment may result in a loss

         The STRIDES Securities are not principal-protected. Because the closing value of the index is subject to market fluctuations, the amount of cash paid to you on the maturity date, determined as described below, may be more or less than the principal amount of your STRIDES Securities. If the average of the values of the index at the close of the market on five business day shortly before the maturity date is less than 1,891.37, the amount we will pay you at maturity will be less than the initial issue price of each STRIDES Security, in which case your investment in the STRIDES Securities may result in a loss to you.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The interest payments and the amount we pay you at maturity may together be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Merrill Lynch & Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return is capped and will not reflect the return of owning the stocks underlying the index

         You should understand that the opportunity to participate in the possible increases in the value of the index through an investment in the STRIDES Securities is limited because the amount that you receive on the maturity date will never exceed $12.50, which represents an appreciation of 25% over the initial issue price of the STRIDES Securities. However, in the event that the value of the index declines over the term of the STRIDES
Securities, you will realize the entire decline in value of the STRIDES Securities, and may lose a part of your investment in the STRIDES Securities. There is no assurance that the amount that you receive on the maturity date will be equal to or greater than the initial issue price of the STRIDES Securities. Accordingly, the value of the STRIDES Securities may decline and that decline could be substantial.

         In addition, your return will not reflect the return you would realize if you actually owned the stocks underlying the index and received the dividends paid on those stocks because the index is calculated by reference to the prices of the underlying stocks without taking into consideration the value of dividends paid on these stocks.

There may be an uncertain trading market for the STRIDES Securities in the future

         Although the STRIDES Securities are listed on the AMEX under the symbol "NML", you cannot assume that a trading market will continue to exist for the STRIDES Securities. If a trading market in the STRIDES Securities continues to exist, you cannot assume that there will be liquidity in the trading market. The continued existence of a trading market for the STRIDES Securities will depend on our financial performance and other factors including the appreciation, if any, of the value of the index.

Many factors affect the trading value of the STRIDES Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the STRIDES Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the STRIDES Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the STRIDES Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the STRIDES Securities attributable to another factor, such as an increase in the value of the index. The following paragraphs describe the expected effect on the market value of the STRIDES Securities given a change in a specific factor, assuming all other conditions remain constant.

         The value of the index is expected to affect the trading value of the STRIDES Securities. The market value of the STRIDES Securities will depend substantially on the amount by which the value of the index exceeds or does not exceed 1,891.37. In general, the value of the STRIDES Securities will decrease as the value of the index decreases and the value of the STRIDES Securities will increase as the value of the index increases, subject to maximum payment at maturity of $12.50. However, as the value of the index increases or decreases, the value of the STRIDES Securities is not expected to increase or decrease at the same rate as the change in value of the index. The value of the STRIDES Securities on the maturity date cannot be greater than $12.50, and therefore, the STRIDES Securities will generally not trade in the secondary market above that amount. Additionally, political, economic and other developments that can affect the capital markets generally, and over which we have no control, that affect the value of the index will also affect the value of the STRIDES Securities.

         Changes in the levels of U.S. interest rates are expected to affect the trading value of the STRIDES Securities. In general, we anticipate that if U.S. interest rates increase, the trading value of the STRIDES Securities will decrease, and conversely, if U.S. interest rates decrease, the trading value of the STRIDES Securities will increase. Generally, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of the index. Rising interest rates may lower the value of the index and, as a result, the value of the STRIDES Securities. Falling interest rates may increase the value of the index and, as a result, may increase the value of the STRIDES Securities.

         Changes in the volatility of the index are expected to affect the trading value of the STRIDES Securities. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the index increases, we expect that the trading value of the STRIDES Securities will decrease and if the volatility of the index decreases, we expect that the trading value of the STRIDES Securities will increase.

         As the time remaining to maturity of the STRIDES Securities decreases, the "time premium" associated with the STRIDES Securities will decrease. We believe that before the maturity date the STRIDES Securities will trade at a value above or below that which would be expected based on the value of the index. Generally, as the time remaining to maturity decreases, the value of the STRIDES Securities will approach the amount that would be payable at maturity based on the then current value of the index. As a result, as the time remaining to maturity decreases, any discount or premium attributed to the trading value of the STRIDES Securities will diminish, increasing or decreasing the trading value of the STRIDES Securities, as applicable.

         Changes in dividend yields of the stocks included in the index are expected to affect the trading value of the STRIDES Securities. Generally, if the dividend yield on the underlying stocks increases, we expect that the value of the STRIDES Securities will decrease, and conversely, if the dividend yield on the underlying stocks decreases, we expect that the value of the STRIDES Securities will increase.

         Changes in our credit ratings may affect the trading value of the STRIDES Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the STRIDES Securities. However, because your return on your STRIDES Securities is dependent upon factors in addition to our ability to pay our obligations under the STRIDES Securities, including the percentage increase in the value of the index at maturity, an improvement in our credit ratings will not reduce investment risks related to the STRIDES Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the STRIDES Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the STRIDES Securities than if it occurs earlier in the term of the STRIDES Securities. However, so long as the value of the Index is less than 25% above 1,891.37, we expect that the effect on the trading value of the STRIDES Securities of a given increase or decrease in the value of the index will be greater if it occurs later in the term of the STRIDES Securities than if it occurs earlier in the term of the STRIDES Securities.

Potential conflicts

         The calculation agent for the STRIDES Securities is one of our subsidiaries. In some circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the STRIDES Securities could give rise to conflicts of interests between the calculation agent and the holders of the STRIDES Securities. These conflicts could occur, for instance, in connection with its determination as to whether a market disruption event has occurred. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into arrangements with one of our subsidiaries to hedge the market risks associated with our obligation in connection with the STRIDES Securities. This subsidiary expects to make a profit in connection with these arrangements. We did not seek competitive bids for the arrangements from unaffiliated parties.


                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

         o    securities brokerage, trading and underwriting;

         o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

         o asset management and other investment advisory and recordkeeping services;

         o trading and brokerage of swaps, options, forwards, futures and other derivatives;

         o    securities clearance services;

         o    equity, debt and economic research;

         o banking, trust and lending services, including mortgage lending and related services; and

         o    insurance sales and underwriting services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the STRIDES Securities described in this prospectus.

                      RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                                                                                    For the Three
                                                    Year Ended Last Friday in December              Months Ended
                                            1994        1995        1996       1997       1998     March 26, 1999
                                            ----        ----        ----       ----       ----     --------------

Ratio of earnings to fixed charges(a)....    1.2         1.2         1.2        1.2        1.1           1.3

----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

                     DESCRIPTION OF THE STRIDES SECURITIES

         On February 23, 1999, ML&Co. issued $18,000,000 aggregate principal amount of STRIDES Securities due August 23, 2000. The STRIDES Securities were issued as a series of senior debt securities under the 1983 Indenture, which is more fully described in this prospectus.

         Upon the occurrence of an Event of Default with respect to the STRIDES Securities, beneficial owners of the STRIDES Securities may accelerate the maturity of the STRIDES Securities, as described under "Description of the STRIDES Securities--Events of Default and Acceleration" in this prospectus.

         The STRIDES Securities were issued in denominations of whole units.

         The STRIDES Securities do not have the benefit of any sinking fund.

Interest

         The STRIDES Securities bear interest at a rate of 5 1/4% per annum of the principal amount of each unit from February 23, 1999, or from the most recent interest payment date for which interest has been paid or provided for, until the maturity date. Interest on the STRIDES Securities is payable in cash semi-annually in arrears on February 23 and August 23 of each year, commencing August 23, 1999, to the persons in whose names the STRIDES Securities are registered at the close of business on the immediately preceding February 8 and August 8, respectively, whether or not a Business Day. Interest on the STRIDES Securities is computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on the interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, and no additional interest will accrue as a result of a delayed payment.

Payment at Maturity

         The maturity date of the STRIDES Securities will be on August 23, 2000. On the maturity date, the beneficial owner of each STRIDES Security will receive, in addition to accrued and unpaid interest, for each unit of the STRIDES Securities then held, the Redemption Amount in cash.

         The "Redemption Amount" will be determined by the calculation agent and for each unit will equal the lesser of:


         o   $12.50 (the "Capped Value"); and

                     Ending Value
         o   $10x   --------------
                    Starting Value

        The "Starting Value" equals 1,891.37.


         The Ending Value will be determined by the calculation agent and will equal the average or arithmetic mean of the Closing Values, as defined below, of the index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period, then the Closing Values used to determine the Ending Value will equal the average or arithmetic mean of the Closing Values of the index on those Calculation Days, and if there is only one Calculation Day, then the Ending Value will be equal to the Closing Value of the index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will be equal to the Closing Value of the index determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

         The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the maturity date to and including the second scheduled Calculation Day prior to the maturity date.

         "Calculation Day" means any Index Business Day on which a Market Disruption Event has not occurred.

         "Index Business Day" means any day on which the Nasdaq Stock Market, the New York Stock Exchange and the AMEX are open for trading and the Index or any Successor Index, as defined below, is calculated and published.

         "Market Disruption Event" has the meaning defined in the section entitled "--Adjustments to the Index; Market Disruption Events".

         "Closing Value" means the value of the Index or any Successor Index at the close of trading on any Index Business Day.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is an Index Business Day.

         All determinations made by the calculation agent shall be at its sole discretion and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the beneficial owners of the STRIDES Securities.



Examples of Redemption Amount Calculations

         Set forth below are three examples of Redemption Amount calculations:

Example One--Ending Value is 30% less than Starting Value

         Starting Value: 1,891.37

         Hypothetical Ending Value: 1,323.96

                                                           1,323.96
        Redemption Amount (per unit)           = $10.00 x ---------- = $7.00
                                                           1,891.37
Redemption Amount (per unit) = $7.00

Example Two--Ending Value is 10% greater than Starting Value

         Starting Value: 1,891.37

         Hypothetical Ending Value: 2,080.51

                                                           2,080.51
        Redemption Amount (per unit)           = $10.00 x ---------- = $11.00
                                                           1,891.37

Redemption Amount (per unit) = $11.00

Example Three--Ending Value is 30% greater than Starting Value

         Starting Value: 1,891.37

         Hypothetical Ending Value: 2,458.78

         Redemption Amount
         (per unit)

                                                          2,458.78
                                               = $10.00 X -------- = $12.50  (Redemption Amount cannot
                                                          1,891.37           be greater than the Capped
                                                                             Value)

Redemption Amount (per unit) = $12.50



Hypothetical Returns

    The following table illustrates, for a range of hypothetical Ending Values,

    o    the percentage change over the Starting Value;

    o    the Redemption Amount payable per unit;

    o    the total rate of return to beneficial owners of the STRIDES
         Securities;

    o the pretax annualized rate of return to beneficial owners of STRIDES Securities; and

    o the pretax annualized rate of return of the Underlying Stocks, which includes an assumed aggregate dividend yield of 0.12% per annum, as more fully described below.

                                                                                                        Pretax
                                           Redemption        Total Rate of         Pretax             Annualized
                     Percentage Change       Amount            Return of         Annualized         Rate of Return
    Hypothetical         Over the            Payable            STRIDES            Rate of         of the Underlying
    Ending Value      Starting Value        per unit         Securities(1)      Return(2)(3)         Stocks(3)(4)
    ------------     -----------------     ----------        -------------      ------------       ------------------

         945.69           -50.00%            $ 5.00              -42.13%          -34.57%               -41.16%
        1,040.25           -45.00%            $ 5.50              -37.13%          -29.68%               -36.03%
        1,134.82           -40.00%            $ 6.00              -32.13%          -25.05%               -31.21%
        1,229.39           -35.00%            $ 6.50              -27.13%          -20.67%               -26.65%
        1,323.96           -30.00%            $ 7.00              -22.13%          -16.49%               -22.31%
        1,418.53           -25.00%            $ 7.50              -17.13%          -12.50%               -18.18%
        1,513.10           -20.00%            $ 8.00              -12.13%           -8.68%               -14.22%
        1,607.66           -15.00%            $ 8.50               -7.13%           -5.00%               -10.43%
        1,702.23           -10.00%            $ 9.00               -2.13%           -1.47%                -6.79%
        1,796.80            -5.00%            $ 9.50                2.88%            1.95%                -3.27%
        1,891.37(5)          0.00%           $ 10.00                7.88%            5.25%                 0.12%
        1,985.94             5.00%           $ 10.50               12.88%            8.45%                 3.40%
        2,080.51            10.00%           $ 11.00               17.88%           11.55%                 6.58%
        2,175.08            15.00%           $ 11.50               22.88%           14.56%                 9.66%
        2,269.64            20.00%           $ 12.00               27.88%           17.48%                12.66%
        2,364.21            25.00%           $ 12.50               32.88%           20.33%                15.57%
        2,458.78            30.00%           $ 12.50               32.88%           20.33%                18.41%
        2,553.35            35.00%           $ 12.50               32.88%           20.33%                21.18%
        2,647.92            40.00%           $ 12.50               32.88%           20.33%                23.87%
        2,742.49            45.00%           $ 12.50               32.88%           20.33%                26.51%
        2,837.06            50.00%           $ 12.50               32.88%           20.33%                29.08%


(1) The rates of return specified in this column assume a coupon yield of 5 1/4% per annum.
(2) The annualized rates of return specified in this column assume a constant coupon yield of 5 1/4% per annum paid semi-annually and applied to the principal amount of each STRIDES Security.
(3) The annualized rates of return specified in these columns are calculated on a semi-annual bond equivalent basis.
(4)    The rates of return specified in this column assume:
          (a) a constant dividend yield of 0.12% per annum, paid quarterly from the date of initial delivery of STRIDES Securities, applied to the value of the Index at the end of each quarter assuming that value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value;
          (b)    no transaction fees or expenses;
          (c) an investment term equal to the term of the STRIDES Securities; and (d) a final Index value equal to the hypothetical Ending Value.
(5) This value is the Starting Value.

         The above figures are for purposes of illustration only. The actual Redemption Amount received by investors and the resulting total and pretax annualized rate of return will depend entirely on the actual Ending Value determined by the calculation agent as provided in this prospectus.

Adjustments to the Index; Market Disruption Events

         If at any time the method of calculating the Index, or its value, is changed in any material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had the changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the Closing Value is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if any changes or modifications had not been made, and calculate the Closing Value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of the Index is a fraction or a multiple of what it would have been if it had not been modified, for example, due to a split in the Index, then the calculation agent shall adjust the Index in order to arrive at a value of the Index as if it had not been modified, for example, as if the split had not occurred.

         "Market Disruption Event" means either of the following events; as determined by the calculation agent:

         (a) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in each case, in 20% or more of the stocks which then comprise the Index; or

         (b) the suspension or material limitation on trading, in each case, for more than two hours of trading, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in

                  (1) futures contracts related to the Index, or options on futures contracts, which are traded on any major U.S. exchange or

                  (2) option  contracts  related to the Index which are traded on any major U.S. exchange.

         For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under New York Stock Exchange Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

         For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Discontinuance of the Index

         If Nasdaq discontinues publication of the Index and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (any index so selected being referred to as a "Successor Index"), then, upon the calculation agent's notification of the determination to the Trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by Nasdaq or any other entity for the Index. Upon any selection by the calculation agent of a Successor Index, ML&Co. will cause notice to be given to holders of the STRIDES Securities.

         If Nasdaq discontinues publication of the Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any Calculation Day used to calculate the Redemption Amount at maturity will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to any discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the Index as described below, the Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. If the calculation agent calculates a value as a substitute for the Index, "Calculation Day" shall mean any day on which the calculation agent is able to calculate the value.

         If Nasdaq discontinues publication of the Index prior to the period during which the Redemption Amount is to be determined and the calculation agent determines that no Successor Index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Ending Value and (b) a determination by the calculation agent that a Successor Index is available, the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to the values to be made available by telephone. Discontinuance of the publication of the Index may adversely affect trading in the STRIDES Securities.

Events of Default and Acceleration

         In case an Event of Default with respect to any STRIDES Securities has occurred and is continuing, the amount payable to a beneficial owner of a STRIDES Security upon any acceleration permitted by the STRIDES Securities, with respect to each $10 unit of the STRIDES Securities, will be equal to the principal amount and any accrued interest due thereon. If a bankruptcy proceeding is commenced in respect of the ML&Co., the claim of the beneficial owner of a STRIDES Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the STRIDES Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the STRIDES Securities.

         In case of default in payment of the STRIDES Securities, whether at any interest payment date, the maturity date or upon acceleration), from and after that date the STRIDES Securities shall bear interest, payable upon demand of the beneficial owners of the STRIDES Securities, at the rate of 5 1/4% per annum, to the extent that payment of any interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the STRIDES Securities to the date payment of that amount has been made or duly provided for.

Global Securities

         Description of the Global Securities

         Beneficial owners of the STRIDES Securities may not receive physical delivery of the STRIDES Securities nor may they be entitled to have the STRIDES Securities registered in their names. The STRIDES Securities currently are represented by one or more fully registered global securities. Each global security was deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for STRIDES Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the STRIDES Securities represented by a global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the STRIDES Securities represented by a global security will not be entitled to have the STRIDES Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the STRIDES Securities in definitive form and will not be considered the owners or holders under the 1983 Indenture, including for purposes of receiving any reports delivered by ML&Co. or the Trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take any action, and the participants would authorize beneficial owners owning through those participants to give or take action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC Procedures

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the STRIDES Securities. The STRIDES Securities were issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities were issued for the STRIDES Securities in the aggregate principal amount of the STRIDES Securities, and were deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under to the provisions of Section 17A of the Securities and Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of STRIDES Securities under DTC's system must be made by or through direct participants, which will receive a credit for the STRIDES Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the STRIDES Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all STRIDES Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of STRIDES Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the STRIDES Securities; DTC's records reflect only the identity of the direct participants to whose accounts the STRIDES Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the STRIDES Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the STRIDES Securities are credited on the record date identified in a listing attached to the omnibus proxy.

         Principal, premium, if any, and/or interest, if any, payments on the STRIDES Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

         Exchange for Certificated Securities
         If:

         o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         o ML&Co. executes and delivers to the Trustee a company order to the effect that the global securities shall be exchangeable, or

         o an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the STRIDES Securities,

the global securities will be exchangeable for STRIDES Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive STRIDES Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, STRIDES Securities in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co.takes no responsibility for its accuracy.

Same-Day Settlement and Payment

         ML&CO., will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the STRIDES Securities are maintained in book-entry form.


                                   THE INDEX

         The Nasdaq-100 Index(R) is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the Nasdaq Stock Market. The Index was first published in January 1985 and includes companies across a variety of major industry groups. Current information regarding the market value of the Index is available from Nasdaq as well as numerous market information services. The Index is determined, comprised and calculated by Nasdaq without regard to the STRIDES Securities.

         The Index share weights of the component securities, or Underlying Stocks, of the Index at any time are based upon the total shares outstanding in each of the 100 securities in the Index and are additionally subject, in some cases, to rebalancing to ensure that the relative weighting of the Underlying Stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each Underlying Stock's influence on the value of the Index is directly proportional to the value of its Index share weight. At any moment in time, the value of the Index equals the aggregate value of the then current Index share weights of each of the component 100 Underlying Stocks multiplied by each security's respective last sale price on the Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Index value. The divisor serves the purpose of scaling the aggregate value, otherwise in the trillions, to a lower order of magnitude which is more desirable for Index reporting purposes.

         After the close of trading on December 18, 1998, the Index share weights of the component securities in the Index were rebalanced in accordance with the modified capitalization weighted methodology implemented on that date. Hence, the performance of the Index after December 18, 1998 will reflect the performance of the securities in the Index as calculated in accordance with the revised Index methodology.

Computation of the Index

Underlying Stock Eligibility Criteria and Annual Ranking Review

         To be eligible for inclusion in the Index, a security must be traded on the Nasdaq National Market tier of the Nasdaq Stock Market and meet the following criteria:

         (1)      the security must be of a non-financial company;

         (2)      only one class of security per issuer is allowed;

         (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

         (4) the security must have average daily trading volume of at least 100,000 shares per day;

         (5) the security must have "seasoned" on the Nasdaq Stock Market or another recognized market, generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered;

         (6) if a security would otherwise qualify to be in the top 25% of the issuers included in the Index by market capitalization, then a one year "seasoning" criteria would apply;

         (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on the Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

         (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the Nasdaq Stock Market within the next six months.

         These Index eligibility criteria may be revised from time to time by the NASD without regard to the STRIDES Securities.

         The Underlying Stocks are evaluated annually as follows (the evaluation is referred to as the "Annual Ranking Review"). Securities listed on the Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the Index and which are in the top 150 eligible securities, based on market value, are retained in the Index provided that the security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting this criteria are replaced. The replacement securities chosen are those Index-eligible securities not currently in the Index which have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Underlying Stock is no longer traded on the Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Index, the security will be replaced with the largest market capitalization security not currently in the Index and meeting the Index eligibility criteria listed above.

         In addition to the Annual Ranking Review, the securities in the Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to these changes. If the change in total shares outstanding arising from corporate action is greater than or equal to 5.0%, the change is ordinarily made to the Index on the evening prior to the effective date of the corporate action. Otherwise, if the change in total shares outstanding is less than 5%, then all of these changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Index share weights for the Underlying Stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in the Underlying Stocks. Ordinarily, whenever there is a change in Index share weights or a change in a component security included in the Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Index which might otherwise be caused by any the change.

Rebalancing of the Index

         Effective after the close of trading on December 18, 1998 Nasdaq has calculated the Index under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to:

o        retain in general the economic attributes of capitalization weighting;

o promote portfolio weight diversification, thereby limiting domination of the Index by a few large stocks;

o reduce Index performance distortion by preserving the capitalization ranking of companies; and

o reduce market impact on the smallest Underlying Stocks from necessary weight rebalancings.

         Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the Underlying Stocks are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights, after taking into account the scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions, are greater than, or less than or equal to, the average percentage weight in the Index, for example, as a 100-stock index, the average percentage weight in the Index is 1.0%.

         The quarterly examination will result in an Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Underlying Stock must be less than or equal to 24.0% and (2) the "collective weight" of those Underlying Stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

         If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Underlying Stock exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Underlying Stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Underlying Stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

         The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks so that the smaller the Underlying Stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Index.

         In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks so that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

         Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

         Then, to complete the rebalancing procedure, once the final percent weights of each Index Security are set, the Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Index divisor will be made to ensure continuity of the Index.

License Agreement

     The Nasdaq Stock Market, Inc. and Merrill Lynch & Co., Inc. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Index in connection with certain securities, including the STRIDES Securities.

         The license agreement between Nasdaq and ML&Co. provides that the following language must be stated in this prospectus:

         "The STRIDES Securities are not sponsored, endorsed, sold or promoted by, The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the STRIDES Securities. The Corporations make no representation or warranty, express or implied to the owners of the STRIDES Securities or any member of the public regarding the advisability of investing in securities generally or in the STRIDES Securities particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to ML&Co. is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to ML&Co. or the STRIDES Securities. Nasdaq has no obligation to take the needs of ML&Co. or the owners of the STRIDES Securities into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the STRIDES Securities to be issued or in the determination or calculation of the equation by which the STRIDES Securities is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the STRIDES Securities.

         The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the Nasdaq-100 Index(R) or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by ML&Co., owners of the STRIDES Securities, or any other person or entity from the use of the Nasdaq-100 Index(R) or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index(R) or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages."

         All disclosures contained in this prospectus regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Nasdaq. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of this information.


                                  OTHER TERMS

         ML&Co. issued the STRIDES Securities as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the STRIDES Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the STRIDES Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

Limitations Upon Liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

     o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

     o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

     ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

     o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

     o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

     o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

Modification and Waiver

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

          o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

          o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

          o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

          o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

          o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

Events of Default

         Each of the following will be Events of Default with respect to senior debt securities of any series:

          o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

          o   default in the payment of any principal or premium when due;

          o   default in the deposit of any sinking fund payment, when due;

          o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

          o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

          o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

          o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

          o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The STRIDES Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co.is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the STRIDES Securities and other securities. For further information on ML&Co. and the STRIDES Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

          o   incorporated documents are considered part of the prospectus;

          o we can disclose important information to you by referring you to those documents; and

          o information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

          o   annual report on Form 10-K for the year ended December 25, 1998;

          o quarterly report on Form 10-Q for the period ended March 26, 1999; and

          o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999,  March 26,  1999,  April 13, 1999,  April 19,
              1999, May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

          o   reports filed under Sections 13(a) and (c) of the Exchange Act;

          o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

          o   any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the STRIDES Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the STRIDES Securities.

         MLPF&S  may  act  as  principal  or  agent  in  these   market-making
transactions.

         ML&Co. may offer the STRIDES Securities on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the STRIDES Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte &
Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.